Exhibit 99.1
Corporate Headquarters: 1475 South Bascom Avenue, Suite 101, Campbell, CA  95008

Investor Relations Contact:	Company Contact:
Matt Selinger	Barry Cinnamon, Chief Executive Officer
Genesis Select	Westinghouse Solar
(303) 415-0200	(408) 402-9400
mselinger@genesisselect.com	bcinnamon@westinghousesolar.com

Westinghouse Solar Announces First Quarter 2011 Results

Quarterly Revenue Growth up 173% Versus Prior Year

Campbell, CA, May 5, 2011 – Westinghouse Solar, Inc. (Nasdaq:WESTD - News), a manufacturer and distributor of solar power systems, today announced its first quarter 2011 financial results.

“Total revenue was $2.0 million in the first quarter, a year-over-year increase of 173% compared to the first quarter of 2010,” said Barry Cinnamon, CEO of Westinghouse Solar. “We continued to streamline costs as we worked to ramp up our manufacturing and distribution activities and lowered our cash operating expenses to $1.5 million during the quarter. We also continued to expand our network of installers to over 300 dealers and contractors in 39 states plus Canada and Mexico since we launched our distribution business in the second quarter of 2009,” continued Mr. Cinnamon.

“We achieved several strategic goals during the first quarter. First, we secured a new contract manufacturing partner in March that we expect to provide a high quality second source of supply for Westinghouse Solar. This supplier, Lightway, is an integrated manufacturer of crystalline panels, managing the entire process from ingots to wafers to cells to modules. Significantly, our contract manufacturing agreement provides for flexibility in pricing so that we can maintain our competitive position as prices decline throughout the solar value chain. We also announced two new products in April. The first product, a large-format fully integrated 235-watt AC panel, is designed to meet the needs of residential rooftop installers. The second product, a new lightweight, non-penetrating flat roof solar power system incorporating a 235-watt high efficiency solar panel, is designed especially for commercial rooftop projects. These new products are expected to ship to customers from our new supplier in Q3.

Most importantly, the combination of a new, lower cost manufacturing partner and new, larger format panels should allow Westinghouse Solar to price products very competitively in the marketplace. Moreover, with integrated racking, wiring and grounding, our products can dramatically reduce labor costs for installers – ultimately providing for lower total installed costs to residential and commercial building owners.

As ordinary solar panels become a commodity, our focus on delivering products that dramatically lower installation costs can set us apart from the rest of the industry. We believe that the combination of our patented technology and Westinghouse Solar branding gives us a competitive advantage in the marketplace.”

First Quarter Financial Results

Revenue from continuing operations for the quarter ended March 31, 2011 was $2.0 million compared to $729,000 in the first quarter of 2010 and $3.6 million in the fourth quarter of 2010. The year-over-year 173.4% increase in revenue is due to the growth of our distribution network. The sequential decrease in revenue is due to seasonally lower results in the first quarter due to weather conditions in certain markets and due to an increase in distribution revenue in the fourth quarter of 2010 related to the transfer of panel sales from our remaining installation contracts.

Gross profit from continuing operations for the first quarter of 2011 was $278,000 or 13.9% of revenue, compared to $115,000 or 15.8% of revenue for the first quarter of 2010, and $478,000 or 13.4% of revenue for the fourth quarter of 2010. The year-over-year decrease in gross margin is due to lower average sales prices and higher inventory overhead allocations in the first quarter of 2011, partially offset by lower panel and component costs. Gross margin increased slightly on a sequential basis.

Total operating expenses in the first quarter of 2011 were $2.0 million, compared to $2.7 million for the same period last year and $2.0 million for the fourth quarter of 2010. The year-over-year decrease is due to lower general and administrative expenses of $880,000, partially offset by higher sales and marketing costs of $181,000. The year-over-year decline in general and administrative expenses was due to lower payroll costs, reduced expenditures for research and development, travel, office supplies, computer software and licenses, rent and lower stock-based compensation. The increase in sales and marketing costs reflects higher payroll and commissions supporting the expansion of the distribution business. Compared to the fourth quarter of 2010, total operating expenses were up slightly with an increase in general and administrative costs of $175,000, partially offset by a decrease in sales and marketing expense of $131,000. The sequential increase in general and administrative expenses was due to an increase in stock-based compensation expense of $178,000 and an increase in research and development costs of $115,000, partially offset by a decrease in payroll costs of $140,000. The decrease in sales and marketing costs reflects lower expenditures for advertising and trade shows and lower payroll and commissions. Stock-based compensation expense was $418,000 for the first quarter of 2011, compared to $470,000 for the same period of 2010 and $254,000 in the fourth quarter of 2010. Cash operating expenses (adjusted to exclude stock-based compensation expense and depreciation and amortization expense) were $1.5 million for the first quarter of 2011, compared to $2.2 million for the same period last year and $1.7 million for the fourth quarter of 2010.

In April 2011, the company implemented a one-for-four reverse stock split of the company’s common stock. In accordance with accounting standards, all prior periods were adjusted to reflect common shares on a post-split basis.

Net loss from continuing operations was $1.3 million in the first quarter of 2011, or $0.11 per share, compared to a net loss of $1.7 million, or $0.18 per share in the same period last year, and a net loss of $1.3 million in the fourth quarter of 2010, or $0.12 per share. The net loss includes favorable non-cash adjustments to the fair value of common stock warrants of $463,000 and $884,000 for the first quarters of 2011 and 2010, respectively, and $162,000 for the fourth quarter of 2010. Excluding the impact of the common stock warrant adjustments in all periods, net loss from continuing operations for the first quarter of 2011 was $1.8 million, or $0.15 per share, compared to a net loss of $2.6 million, or $0.28 per share, for the first quarter of 2010, and a net loss of $1.5 million or $0.13 per share, for the fourth quarter of 2010.

The loss from discontinued operations was $6,000 in the first quarter of 2011, compared to $719,000 in the same period last year, and $495,000 in the fourth quarter of 2010. For the first quarter of 2011, net loss attributable to common stockholders also included a non-cash preferred stock deemed dividend of $975,000 related to the beneficial conversion feature in the convertible preferred stock sold in the first quarter of 2011.

Net loss including discontinued operations and the preferred stock deemed dividend was $2.3 million in the first quarter of 2011, or $0.20 per share, compared to a net loss including discontinued operations of $2.4 million, or $0.26 per share, in the same period last year, and a net loss including discontinued operations of $1.8 million in the fourth quarter of 2010, or $0.16 per share.

Cash and cash equivalents at March 31, 2011 were $3.2 million. There was no balance drawn on the Company’s $750,000 line of credit at the end of the quarter. Reflecting the one-for-four reverse stock split, common shares outstanding as of March 31, 2011 were 11.6 million compared to 9.3 million at March 31, 2010 and 11.4 million at December 31, 2010.

The number of employees at the end of the first quarter of 2011 declined to 32 full time equivalents, compared to 164 at March 31, 2010 and 39 at December 31, 2010 as a result of the company’s transition out of the installation business.

Outlook
The company is adjusting its revenue forecast for 2011 to be approximately $20 million, with rapid growth expected in the latter part of the year due to the launch of new lower-priced, larger format panels. The more conservative forecast is due to a delay in the execution of the new manufacturing contract, expected timing of the certification process for the new panels, and time for the ramp up of a new AC panel assembly line. The net impact of these new product startup factors is to push out the anticipated sales ramp into Q3. The company anticipates sequential revenue growth of approximately 20-30% in the second quarter, and cash flow breakeven during the first full month of distributing the new products in mid-Q3.

Conference Call Information
Westinghouse Solar will host an earnings conference call at 11:00 a.m. PT (2:00 p.m. ET) today to discuss its first quarter 2011 earnings results. To access the live call, please dial 877-393-9062 and for international callers dial 678-894-3023 approximately 10 minutes prior to the start of the call. The conference ID is 58646087. The conference call will also be broadcast live over the Internet and will be available via webcast which can be accessed from the “Investor Relations” section of the company’s website at www.westinghousesolar.com. The webcast will be archived on the company’s website for 90 days at www.westinghousesolar.com.

About Westinghouse Solar: (NASDAQ:WESTD - News)

Westinghouse Solar is a designer and manufacturer of solar power systems. In 2007, Westinghouse Solar pioneered the concept of integrating the racking, wiring and grounding directly into the solar panel. This revolutionary solar panel, originally branded "Andalay", quickly won industry acclaim. In 2009, the company again broke new ground with the first integrated AC solar panel, reducing the number of components for a rooftop solar installation by approximately 80 percent and lowering labor costs by approximately 50 percent. This first AC panel, which won the 2009 Popular Mechanics Breakthrough Award, has become the industry's most widely installed AC solar panel. Award-winning Westinghouse Solar Power Systems provide the best combination of safety, performance and reliability, while backed by the proven quality of the Westinghouse name. For more information on Westinghouse Solar, visit www.westinghousesolar.com.

The Westinghouse Solar logo is available at: http://www.globenewswire.com/newsroom/prs/?pkgid=7801

Safe Harbor
Statements made in this release that are not historical in nature, including those related to future revenue, revenue growth, operating expense rates, transition expenses, and achievement of cashflow and EBITDAS breakeven and profitability, and product offerings and cost reductions in future periods, constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “expects,” “projects,” “plans,” “will,” “may,” “anticipates,” believes,” “should,” “intends,” “estimates,” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified, and our actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks associated with the inherent uncertainty of future financial results, additional capital financing requirements, development of new products by us or our competitors, uncertainties in the timing of availability of new products from a new supplier, the effectiveness, profitability, and marketability of such new products, our ability to protect proprietary rights and information, the impact of current, pending, or future legislation, regulation and incentive programs on the solar power industry, the impact of competitive products or pricing, technological changes, the our ability to identify and successfully acquire and grow distribution customers, and the effect of general economic and business conditions. All forward-looking statements included in this release are made as of the date of this press release, and Akeena Solar assumes no obligation to update any such forward-looking statements.

- Tables to Follow -

Westinghouse Solar, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2011	2010

Net revenue	$1,994,362	$729,375
Cost of goods sold	1,716,563	614,196
Gross profit	277,799	115,179
Operating expenses
Sales and marketing	346,328	164,849
General and administrative	1,678,945	2,559,087
Total operating expenses	2,025,273	2,723,936
Loss from operations	(1,747,474)	(2,608,757)
Other income (expense)
Interest income (expense), net	(22,701)	9,122
Adjustment to the fair value of common stock warrants	462,948	883,523
Total other income (expense)	440,247	892,645
Loss before provision for income taxes and discontinued operations	(1,307,227)	(1,716,112)
Provision for income taxes	—	—
Net loss from continuing operations	(1,307,227)	(1,716,112)
Loss from discontinued operations, net of tax	(6,262)	(719,324)
Net loss	(1,313,489)	(2,435,436)
Preferred deemed dividend	(975,460)	—
Net loss attributable to common stockholders	$(2,288,949)	$(2,435,436)

Net loss from continuing operations per common and common equivalent share (basic and diluted)	$(0.11)	$(0.18)

Net loss from discontinued operations per common and common equivalent share (basic and diluted)	$(0.00)	$(0.08)

Net loss per common and common equivalent share (basic and diluted)	$(0.20)	$(0.26)

Weighted average shares used in computing loss per common share: (basic and diluted)	11,361,726	9,027,824

Westinghouse Solar, Inc.
Condensed Consolidated Balance Sheets
	March 31, 2011 (unaudited)	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$3,157,095	$596,046
Restricted cash	—	540,250
Accounts receivable, net	574,810	912,588
Other receivables	24,582	15,864
Inventory, net	3,121,176	4,222,800
Prepaid expenses and other current assets, net	612,173	786,653
Assets of discontinued operations	248,420	618,204
Assets held for sale – discontinued operations	112,398	290,051
Total current assets	7,850,654	7,982,456
Property and equipment, net	293,989	334,864
Other assets, net	437,942	426,492
Long term assets of discontinued operations	221,724	21,724
Total assets	$8,804,309	$8,765,536

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$370,310	$1,483,180
Accrued liabilities	585,817	607,823
Accrued warranty	62,657	51,860
Common stock warrant liability	2,447,265	285,673
Credit facility	—	540,250
Capital lease obligations – current portion	3,515	—
Note payable – current portion	82,485	136,816
Liabilities of discontinued operations	1,525,936	1,623,927
Total current liabilities	5,077,985	4,729,529
Capital lease obligations, less current portion	6,916	—
Long-term liabilities of discontinued operations	55,431	87,088
Total liabilities	5,140,332	4,816,617

Commitments, contingencies and subsequent events

Convertible redeemable preferred stock, $0.001 par value, 1,000,000 shares authorized; 4,000 and 0 shares issued and outstanding on March 31, 2011 and December 31, 2010, respectively	1,509,649	—

Stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized; 11,597,194 and 11,442,438 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	11,597	11,442
Additional paid-in capital	68,201,948	68,683,205
Accumulated deficit	(66,059,217)	(64,745,728)
Total stockholders’ equity	2,154,328	3,948,919
Total liabilities, convertible redeemable preferred stock and stockholders’ equity	$8,804,309	$8,765,536